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Exhibit 11:
                             TranSwitch Corporation
                      Computation of Earnings per Share (1)

                      (in thousands, except per share data)

                                                                Three Months Ended
                                                                     March 31,
                                                               1997           1996
                                                               ----           ----
Primary (2)
Weighted average number of common shares outstanding           12,033        11,571

Common stock issuable with respect to common equivalents
  for stock options and warrants                                   -            538
                                                             --------      --------
Weighted average common shares and equivalents                 12,033        12,109

Net income (loss)                                            $ (1,592)     $     63
----------------                                             --------      --------

Income (loss) per share                                      $  (0.13)     $   0.01
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(1)   This exhibit should be read in connection with "Consolidated Statement of
      Stockholders' Equity" in Note 3 of the notes to the Consolidated Financial
      Statements.
(2)   Fully diluted per share amounts are the same as primary.